Exhibit 10.35
LIVERAMP HOLDINGS, INC.

LONG-TERM CASH AWARD AGREEMENT

%%FIRST_NAME%-% %%LAST_NAME%-% (the “Executive”)
%%ADDRESS_LINE_1%-%
%%ADDRESS_LINE_2%-%
%%CITY%-%, %%STATE%-% %%ZIPCODE%-%
%%COUNTRY%-%

THIS AWARD AGREEMENT, as of ___________ (the “Effective Date”) by and between LiveRamp Holdings, Inc., a Delaware corporation (the “Company”), and the executive named above (the “Executive”), is entered into as follows:

WHEREAS, the Company’s current share needs under its equity compensation program exceed the amount of shares available for future issuance under the Amended and Restated 2005 Equity Compensation Plan of LiveRamp Holdings, Inc. (the “2005 Plan”);

WHEREAS, the Board of Directors of the Company (the “Board”) has approved an amendment to the 2005 Plan to increase the number of shares available for issuance under the 2005 Plan (the “Share Increase”), subject to stockholder approval at an annual or special meeting of stockholders (the “Meeting”);

WHEREAS, the Compensation Committee of the Board (the “Committee”) has granted contingent time-based restricted stock unit awards (the “Contingent RSUs”) to the Executive that are subject to the receipt of, and will be forfeited in the event the Company does not receive, stockholder approval for the Share Increase;

WHEREAS, in order to provide the Executive with certainty as to his or her compensation in light of the nature of the Contingent RSUs, the Committee has determined to grant Executive a cash award (the “Cash Award”) that will only become effective in the event that stockholder approval of the Share Increase is not received, subject to the restrictions stated below; and

WHEREAS, the amount of the Cash Award shall be determined by multiplying the total amount of restricted stock units granted to the Executive (the “Total Contingent RSUs”) pursuant to that certain Notice of Restricted Stock Unit Award And Restricted Stock Unit Agreement, of even date herewith, by and between the Executive and the Company (the “Contingent RSU Agreement”) by the greater of $______ (the “Floor Price”) or the 20 trading day trailing average ending on the date of the Meeting (the “Meeting Date Trailing Average”).

Exhibit 10.35
THEREFORE, the parties agree as follows:

1. Grant of Cash Award. The Company hereby grants to the Executive the right to receive the amount of cash equal to the number of Total Contingent RSUs multiplied by the greater of the Floor Price or the Meeting Date Trailing Average and subject to the terms and conditions of this Agreement.

2. Stockholder Approval. Notwithstanding any provision of this Agreement to the contrary, (1) this Agreement is contingent upon and subject to stockholder approval of the Share Increase at an annual or special meeting of stockholders to be held prior to the first vesting event hereunder (the “Required Stockholder Approval”), (2) in the event that the Required Stockholder Approval is obtained, this Agreement shall be null and void and the Participant shall have no rights or interest of any kind with respect to the Cash Award, and (3) if an event occurs prior to the receipt of the Required Stockholder Approval that would otherwise result in the vesting of all or a portion of the Cash Award subject to this Agreement, no cash shall be issued, unless and until the Required Stockholder Approval fails to have been obtained.

3. Vesting. The interest of the Executive in the Cash Award shall vest and become nonforfeitable if the Executive remains in the employ of the Company or any of its subsidiaries on a continuous basis through the close of business in equal amounts on the vesting dates originally set forth in the Contingent RSU Agreement (each such date a “Vesting Date”). The Executive must be in compliance with the requirements and conditions provided for in this Agreement for the interest of the Executive in the Cash Award to become vested on such vesting dates.

4. Board and Committee Discretion. The Board and the Committee have the discretion to accelerate the vesting of all or any portion of the Cash Award at any time. In that case, such Cash Award will be vested as of the date specified by the Board or the Committee.

5. Benefit Upon Vesting. As soon as practicable after vesting (but no later than 60 days following the Vesting Date), the Company shall pay to the Executive (or the Executive’s estate in the event of death) cash in the amount equal to that portion of the Cash Award that has become vested as of such Vesting Date.

6. Restrictions. Except as otherwise provided for in this Agreement, neither this Agreement nor the Cash Award granted hereunder may be sold, pledged or otherwise transferred.

Exhibit 10.35
7. Forfeiture upon Termination. If your status as an Executive terminates for any reason, your Cash Award will immediately stop vesting and any remaining portions of your Cash Award that have not yet vested will be forfeited by you upon the effective date of your termination (the “Termination Date”). The provisions of this Section 7 are subject to the provisions of Section 9 below entitled “Forfeiture of Cash Award for Engaging in Certain Activities.” For purposes of the Cash Award, the “Termination Date” shall be considered to occur (regardless of the reason for termination of your service and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are an Executive or otherwise providing services or the terms of your employment or service agreement, if any) as of the date you are no longer actively providing services to the Company or any Affiliated Company (as defined in the 2005 Plan) and shall not be extended by any notice period (e.g., your period of service will not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are an Executive or otherwise providing services, or the terms of your employment or service agreement, if any). The Board shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Cash Award (including whether you may still be considered to be providing services while on a leave of absence). Notwithstanding the foregoing, if there is a conflict between this Agreement and any other document or Company policy governing your rights upon termination of employment including, but not limited to, any applicable employment agreement, any applicable severance or change in control policy of the Company, any Board-approved policy, practices, guidelines or resolution or otherwise, such other document shall control with respect to such subject matter. For the avoidance of doubt, any practices, procedures or guidelines adopted by the Board or its Compensation Committee to govern the Company’s equity compensation program shall apply to the Cash Award as if it were a time-based RSU award.

8. Death. Any distribution or delivery to be made to you under this Agreement will, if you are then deceased, be made to the administrator or executor of your estate or, if the Board or the Committee permits, your designated beneficiary. Any such transferee must furnish the Company with (a) written notice of its status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.

9. Forfeiture of Cash Award for Engaging in Certain Activities.

a. If at any time during your service as an Executive, [or within one year after your Termination Date,]1 you engage in any activity which competes with any activity of the Company and/or any Affiliated Companies, or if you engage in any of the prohibited activities listed in subsection (b) below at any time during your service as an Executive, or within one year after your Termination Date, then:

i. any unvested portion of the Cash Award granted to you shall be canceled;

ii. with respect to any portion of the Cash Award received by you within the three-year period before and the three-year period after your Termination Date, you shall pay to the Company an equal cash amount; and

iii. the Company shall be entitled to set off against the amount of any such forfeited cash amount any amounts owed to you by the Company.

1 To be included only if the Executive’s state of residence is not California.

Exhibit 10.35
Engaging in any activity which competes with any activity of the Company during your service as an Executive[, or within one year after your Termination Date,]1 includes any attempt, directly or indirectly, either individually or on behalf of anyone that is in competition with or acting against the interests of the Company, to solicit, sell to, assist, divert, accept or receive the trade or business of any customer of the Company or any Affiliated Company for the benefit of any person or entity other than the Company or any Affiliated Company.

b. The prohibited activities include:

i. any attempt, directly or indirectly, either individually or on behalf of anyone that is in competition with or acting against the interests of the Company, [to use the trade secrets of the Company]2 to solicit, sell to, assist, divert or induce, accept or receive the trade or business of any customer of the Company or any Affiliated Company with whom you have had personal contact and/or with whom you have done business while employed at any time for the Company or any Affiliated Company;

ii. disclosing or misusing any trade secrets or confidential information or material concerning the Company or any Affiliated Company;

iii. any attempt, directly or indirectly, to use non-public information regarding the skills, ability or compensation of any employee in order to solicit or induce any employee of the Company or any Affiliated Company to be employed or perform services elsewhere;

iv. the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea made or conceived in whole or in part by you in the course of your employment by the Company or any Affiliated Company, relating to the actual or anticipated business, research or development work of the Company or any Affiliated Company, or the failure or refusal to do anything reasonably necessary to enable the Company or any Affiliated Company to secure a patent or other intellectual property right;

v. participating in a hostile takeover attempt against the Company;

vi. a material violation of Company policy, including, without limitation, the Company's insider trading policies; or

vii. conduct related to your employment for which you have been convicted of criminal conduct or for which you have been assessed civil penalties.

c. Upon receipt of any portion of the Cash Award, you agree to certify, if requested by the Company, that you are in compliance with the terms and conditions of this Agreement.

d. You may be released from your obligations under this Section 9 only if the Board or the Committee, or its authorized designee(s), determines in its sole discretion that to do so is in the best interests of the Company.

e. You acknowledge the Company has a valid and reasonable interest in protecting its trade secrets, confidential information and goodwill, and the prohibitions of this Section 9 are not intended to restrain you in the pursuit of other employment opportunities unrelated to data connectivity services, nor are they intended to prohibit you from working in the data connectivity services industry altogether.

2 To be included only if the Executive’s state of residence is California.

Exhibit 10.35
10. Code Section 409A.

a. If the vesting of any portion of the Cash Award is accelerated in connection with a termination of your status as an Executive that is a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h).and (x) you are a “specified employee” within the meaning of Treasury Regulations Section 1.409A 1(i)(1) at that time and (y) the payment of such accelerated Cash Award would result in the imposition of additional tax under Code Section 409A if paid to you within the 6-month period following such termination, then the accelerated Cash Award will not be paid until the first day after the 6-month period ends.

b. If your status as an Executive terminates due to death or you die after you stop being an Executive, the delay under Section 10(a) of this Agreement will not apply, and the Cash Award will be paid as specified in Section 8 above.

c. All payments and benefits under this Agreement are intended to be exempt from Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that none of the Cash Award will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms will be interpreted according to that intent. In no event will the Company or any Affiliated Company have any obligation or liability to reimburse, indemnify, or hold you harmless for any taxes imposed, or other costs incurred, as a result of Code Section 409A.

d. Each payment under this Agreement is a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

11. Taxes. The Executive is responsible for any federal, state, local or other taxes with respect to the Cash Award whether incurred at grant, vesting, prior to vesting, or at any other time. The Company does not guarantee any particular tax treatment or results in connection with the Cash Award. To the extent the Company or any Affiliated Company is required to withhold any federal, state, local or other taxes in connection with this Agreement, the Executive shall pay the tax or make provisions that are satisfactory to the Company or any Affiliated Company for the payment thereof. Unless otherwise provided for by the Executive, the Company or such Affiliated Company, as applicable, shall retain a portion of the Cash Award otherwise deliverable hereunder with a value equal to the required withholding in order to satisfy the withholding obligation.

12. Acknowledgements and Agreements. You acknowledge that your acceptance of this Agreement is voluntary and is not required as a condition of employment. Your acceptance of the Cash Award through the Company’s electronic or online acceptance process, or your signature on this Agreement, indicates that:

a. YOU ACKNOWLEDGE AND AGREE THAT THE VESTING OF THE CASH AWARD IS EARNED ONLY BY CONTINUING YOUR SERVICE AS AN EXECUTIVE AND THAT BEING HIRED OR BEING GRANTED THIS CASH AWARD WILL NOT RESULT IN VESTING.

b. YOU FURTHER ACKNOWLEDGE AND AGREE THAT THIS CASH AWARD AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EXECUTIVE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL AND WILL NOT INTERFERE IN ANY WAY WITH YOUR RIGHT OR THE RIGHT OF THE COMPANY OR SERVICE RECIPIENT TO TERMINATE YOUR RELATIONSHIP AS AN EXECUTIVE AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.

Exhibit 10.35
c. You agree that this Agreement and its incorporated documents reflect all agreements on its subject matters and that you are not accepting this Agreement based on any promises, representations, or inducements other than those reflected in this Agreement.

d. You agree that the Company’s delivery of any documents related to this Cash Award to you may be made by electronic delivery, which may include but does not necessarily include the delivery of a link to a Company intranet or to the Internet site of a third party involved in administering the Cash Awards, the delivery of the document via e-mail, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, you will be provided with a paper copy of the documents. You acknowledge that you may receive from the Company a paper copy of any documents that were delivered electronically at no cost to you by contacting the Company by telephone or in writing. You may revoke your consent to the electronic delivery of documents or may change the e-mail address to which such documents are to be delivered (if you have provided an e-mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or e-mail. Finally, you understand that you are not required to consent to electronic delivery of documents.

e. You may deliver any documents related to the Cash Award to the Company by e-mail or any other means of electronic delivery approved by the Board or the Committee, but you must provide the Company or any designated third-party administrator with a paper copy of any documents if your attempted electronic delivery of such documents fails.

f. You accept that all good faith decisions or interpretations of the Board or the Committee regarding the Cash Awards are binding, conclusive, and final. No member of the Board or the Committee will be personally liable for any such decisions or interpretations.

g. You agree that the Cash Awards were established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time.

h. You agree that the grant of the Cash Awards is exceptional, voluntary and occasional and does not create any contractual or other right to receive future cash awards or benefits, even if cash awards have been granted in the past.

i. You agree that any decisions regarding future Cash Awards or other awards, if any, will be in the Company’s sole discretion.

j. You agree that these Cash Awards acquired are not intended to replace any pension rights or compensation.

k. You agree that these Cash Awards are not part of normal or expected compensation for any purpose, including, but not limited to, for calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments.

l. Unless otherwise agreed with the Company in writing, the Cash Awards, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliated Company.

m. You agree that neither the Company nor any Affiliated Company is liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of these Cash Awards or of any amounts due to you from the payment of these Cash Awards.

Exhibit 10.35
n. You agree that you have no claim or entitlement to compensation or damages from any forfeiture of these Cash Awards resulting from the termination of your status as an Executive (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are an Executive or the terms of your service agreement, if any).

13. Modifications to the Agreement. All amendments to this Agreement shall be in writing executed by a duly authorized officer of the Company; provided that this Agreement is subject to the power of the Board and/or the Committee to amend this Agreement as provided herein. Notwithstanding the foregoing, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Code Section 409A, to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with the Cash Award.

14. Notices. Any notice to be given under this Agreement to the Company shall be addressed to the Company at LiveRamp Holdings, Inc., 225 Bush Street, Seventeenth Floor, San Francisco, CA 94104, until the Company designates another address in writing. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section 14, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

15. Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

16. Applicable Law. This Agreement to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

17. Forum Selection. At all times each party hereto: (i) irrevocably submits to the exclusive jurisdiction of any California court or Federal court sitting in the Northern District of California; (ii) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be heard and determined in such California or Federal court; (iii) to the extent permitted by law, irrevocably waives (a) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (b) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (iv) to the extent permitted by law, irrevocably agrees that a final non-appealable judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” will affect the right of any party hereto to serve legal process in any manner permitted by law.

18. Headings. Headings are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Exhibit 10.35
19. Waiver. You acknowledge that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by you.

20. Imposition of Other Requirements. The Company reserves the right to impose other requirements, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

[SIGNATURE PAGES FOLLOW]

Exhibit 10.35

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Executive has also executed this Agreement, as of the Grant Date.

LIVERAMP HOLDING, INC.
By: _______________________
Name: _______________________
Title: _______________________

The Executive hereby accepts this Agreement on the terms and conditions set forth herein.

EXECUTIVE
____________________________